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                                                                   EXHIBIT 10.6

                                                                  EXHIBIT B

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     Employment and Non-Competition Agreement ("Agreement") entered into as of this 25th day of March 1998 ("Effective Date"), by and between ITC Learning Corporation, a Maryland Corporation ("Employer") and Philip L. Camillo, a resident of the State of Michigan ("Employee").

     Employee currently serves as President of Turn-Key Training Technologies, Inc. ("T3"). Pursuant to that Stock Purchase Agreement dated March 25th, 1998, by and among Employer, Employee, and the other stockholders of T3 ("Purchase Agreement"), Employer will acquire all of the outstanding stock of T3. The Board of Directors of Employer believes it is in the best interests of Employer to enter into this Agreement with Employee in order to assure continuity with respect to certain operations of T3. Accordingly, Employer and Employee, each intending to be legally bound hereby, agree as follows:


1. Term.

      The term of this Agreement and Employee's employment hereunder shall commence on March 25th, 1998 ("Commencement Date") and shall continue for a period of three (3) years from the Commencement Date ("Term"), unless terminated earlier in accordance with Section 5 of this Agreement or extended by mutual written agreement of Employer and Employee (such term to be designated the "Employment Period"). The provisions of Sections 6, 7 and 8 shall survive any termination of this Agreement and shall remain in full force and effect and shall be binding upon Employee and his estate, legal representatives, heirs, successors and assigns.


2. Duties.

      (a) General Duties. Employee shall be employed by Employer and report to the Chief Executive Officer or such other executive



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as Employer may designate, on the terms and conditions set forth in this
Agreement. Employee shall be responsible for (i) management of the day to day operations of T3 including, but not limited to, the production, marketing, distribution and sale of software programs designed or functioning to monitor training programs for businesses and other organizations (collectively, the "Business") and/or (ii) such other duties and responsibilities reasonably prescribed by the Board of Directors of Employer. Employee agrees to (i) devote substantially all of his time, attention, skill and energies to the business of Employer; (ii) faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to him; (iii) comply with all policies and procedures from time to time adopted by Employer; (iv) use all reasonable efforts to promote the interest, reputation, business and welfare of Employer; and (v) follow the reasonable and lawful directions given to him by the Chief Executive Officer or the Board of Directors of Employer.

      (b) Corporate Opportunities. Employee agrees that he will not take personal advantage of any business opportunities that arise during his employment with Employer and which may be of benefit to Employer. All material facts regarding such opportunities must be promptly reported to the Chief Executive Officer for consideration by Employer.

      (c) Exception for CAMEO Multimedia Productions, Inc. Employee is a 33% shareholder and chairman of the board of directors, but not an employee, of CAMEO Multimedia Productions, Inc. ("CAMEO"). CAMEO is in the business of (i)the design, development, promotion, marketing and sale of educational and entertainment software intended for the consumer retail market, including current products as follows: "Dream Venture," "Caring for Planet Earth Series," and "NASA Space Adventure," (ii) the custom design and sale of software products and related materials for use by an individual customer. The foregoing to the contrary notwithstanding, Employee is and shall be permitted during the Term of the Agreement to consult with and provide services to CAMEO and its successors and assigns, either directly or indirectly, as an employee, independent contractor, officer, shareholder, agent, representative or in any like or similar capacity, but only if the CAMEO's business and such activities do not materially interfere with the performance of the Employee's substantially full time obligations to the Employer. For the purposes of this section, the CAMEO's business shall also include


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any expansion of the business described in (i) and (ii), above, provided that the expansion does not then compete with the Employer, unless the Employer otherwise consents, which consent will not unreasonably be withheld. Moreover, Employee shall be permitted during the four year period following the Term that is referred to in Section 6(a)(ii) to consult with and provide services, as and to the extent described above, to CAMEO or any like or similar business. Nothing herei8n shall be construed as expanding the restrictions in section 6(a)(ii) of this Agreement.


3. Compensation.

      (a) Salary and Expenses.For the services to be rendered by Employee under this Agreement, Employee shall be paid a base annual salary of one hundred ten thousand dollars ($110,000). Salary payments shall be made on Employer's regularly scheduled payroll dates. Employer will review salary increases to Employee's base salary annually consistent with Employer's policy. Upon submission of appropriate documentation or receipts, Employee shall also be entitled to reimbursement for any reasonable and necessary business expenses he incurs, in accordance with, and subject to, Employer's policies and procedures regarding expense reimbursement.

      (b) Further Consideration and Consideration for Non-Competition. In consideration of accepting employment pursuant to this Agreement and the agreement not to compete as set forth in section 6 below, Employer shall pay Employee (i) upon execution of this Agreement, $600,000 in cash ("Cash Consideration"); (ii) upon execution of this Agreement, 50,000 shares of common stock of Employer, $.10 par value per share ("Common Stock") and (iii) on the first anniversary of the date of execution of this Agreement, subject to the Right of Setoff set forth in section 5.06 of the Purchase Agreement, an additional 50,000 shares of Common Stock. The Common Stock referred to in section 3(b)(i)and (ii) above shall be referred to herein collectively as the "Stock Consideration."

      (c) Revenue Based Compensation. Employee shall be eligible to receive compensation during the Term based upon Employer's revenues from license and maintenance fees (but not including fees from implementation services and contract service fees) attributable to (i) products initially designed and introduced by


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T3 (including without limitation, the AdminSTAR product) and any products developed therefrom and (ii) any additional products developed by T3 subsequent to Employer's purchase of T3 that were created under the direction or management of Employee ("T3 Products"), as follows: (a) promptly after the end of each month during the Term, Employer shall calculate the cumulative year to date revenues from T3 Products less reasonable reserves for product returns and non-payment ("T3 Product Revenues"); (b) Employee shall receive on a monthly basis Revenue Based Compensation equal to (i) 2% of the first $500,000 of T3 Product Revenues, (ii) 3% of the next $500,000 of T3 Product Revenues; (iii) 4% of the following $500,000 of T3 Product Revenues and (iv) 1% of any additional T3 Product Revenues over $1,500,000.


4.    Additional Benefits.

      (a) Participation in Retirement and Benefit Plans. Employee shall be entitled to participate in all Employer plans relating to pension, thrift, bonus, stock options, stock ownership, deferred profit-sharing, group life insurance, medical or disability coverage, education or other retirement or employee benefits that Employer may adopt or maintain for the benefit of its employees generally, and the Company's chief executive officer shall annually consider and make recommendations regarding the award of any such discretionary benefits and any salary increases; provided, however, that neither the chief executive officer nor the Company shall be obligated to make any such recommendation or award. If and to the extent that any such plans or programs provide for waiting periods or length of service requirements or vesting requirements or level of benefits based upon length of service, service by Employee with T3 shall be deemed to have been service with Employer for purposes of such plans or programs.

      (b) Other Benefits. Employer shall be eligible to participate in any other benefits that may be or become applicable to Employer's employees generally. In addition, Employee shall be reimbursed for reasonable costs associated with (i) a company automobile (up to $500 per month); (ii) a cellular telephone for Business use; (iii) a laptop computer for Business use and (iv) a corporate credit card for Business related expenses.


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5.    Termination.

      (a) Termination Other Than For Cause. (i) Employer may terminate Employee's employment under this Agreement without cause at any time; and (ii) Employee may terminate Employee's employment under this Agreement without cause by giving Employer sixty (60) days written notice.

      (b) Termination for Cause. Employer may terminate Employee's employment effective immediately upon written notice or on any other date specified in such notice in the event that Employee: (i) has been convicted of a felony; (ii) has engaged in fraudulent or dishonest conduct in connection with the business of Employer or any of its affiliates; (iii) has breached his fiduciary duty to Employer; (iv) has not performed, has neglected or has engaged in irresponsible actions with respect to his duties and responsibilities hereunder such that his job performance has substantially deteriorated to the detriment of the Employer and such conduct continues for more than ten (10) days following Employee's receipt of written notice thereof; (v) has committed a material breach of any of the provisions of this Agreement; or (vi) has engaged in a continuing course of conduct or any repeated omissions that reflect adversely on the integrity and reputation for honesty and fair dealing of Employer or its affiliates, any one of which shall be deemed "Cause" for dismissal.

      (c) Death or Disability. This Agreement shall terminate upon the death or permanent disability of Employee. For purposes of this Agreement, permanent disability shall be deemed to have occurred if Employee is prevented from performing the essential duties of his position by reason of illness or injury for a continuous period of ninety (90) days or for a total of one hundred twenty
(120) days in any twelve-month period.

      (d) Effect of Termination. Upon termination of this Agreement by either party pursuant to this Section 5, Employee shall be entitled to receive only the compensation and benefits accrued but unpaid as of the date of termination and shall not be entitled to additional compensation or benefits; provided, however, that if Employee is terminated pursuant to section 5(a)(i), Employer shall pay Employee at the rate of $144,000 per annum as severance for the remainder of the Term ("Severance Pay"). Employer shall be entitled to deduct from any sums owed


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to Employee any sums due to Employer from Employee, and Employee hereby consents to that deduction.

6.    Non-Competition and Non-Solicitation.

      (a)  Non-Competition.

           (i) Except to the extent contemplated in Section 2(c), Employee shall not, during the Term, have any other employment except with the prior approval of the Board of Directors and that without the written consent of the Board of Directors, Employee agrees that during the Term he will not be affiliated with any competitor, supplier or customer of Employer, as an officer, director, partner, employee, agent, consultant (or similar capacity) or more than a 1% stockholder. For all purposes of this Agreement, the term "affiliate" and the concept of "an affiliate" shall have the same meaning as in Rule 405 under the Securities Act of 1933.

           (ii) Employee further agrees that during the Term and for a period of four years following the Term, he will not, within North America, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or in any other capacity or manner whatsoever, engage in the development or sales of (A) software programs designed or functioning to monitor training programs, (B) products currently sold or marketed by Employer or any subsidiary or affiliate of Employer or (C) any products developed, marketed or sold by Employer or any subsidiary or affiliate of Employer during the Term. If any court of competent jurisdiction shall determine this covenant to be unenforceable as to either the term or scope imposed above, then this covenant nevertheless shall be enforceable by such court as to such shorter term or such lesser scope as may be determined by the court to be reasonable and enforceable.

           (iii) Employee further agrees that during the Term and for a period of two years following the Term he will not, directly or indirectly, participate (on his own behalf or on behalf of any other corporation, venture or enterprise engaged in commercial activities) in any matters that were the subject of outstanding bids or solicitations by Employer or any subsidiary or affiliate of Employer or of bids or solicitations in preparation by Employer or any subsidiary or affiliate of Employer during the Term.


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           (iv) Employee further agrees that during the Term (other than in the ordinary course of business) and following the Term, he will not, directly or indirectly, take with him or use any property, such as drawings, reports, data or proposals, design or manufacturing information, research or development of other activities, wage and salary information, customer lists or prospect lists, records or the like of Employer or any subsidiary or affiliate of Employer relating or peculiar to Employer or any such subsidiary or affiliate, or their business or products, nor disclose to any others information of a proprietary or privileged nature, without prior written consent of the Chief Executive Officer or Board of Directors.

           (v) Employee and Employer agree that during and after the Term, they will not, directly or indirectly, disparage or cause others to disparage Employer or Employee, as the case may be, or the management, personnel, products or prospects of Employer.

      (b)  Non-Solicitation.

           (i) Employee further agrees that during the Term he will not, directly or indirectly, without the prior approval of the Chief Executive Officer or Board of Directors, encourage any employees of Employer (including any employees of any subsidiary or affiliate of Employer now existing or hereafter formed) to leave the employ of Employer or any subsidiary or affiliate of Employer for the purpose of seeking or obtaining employment in any other activity with which Employee intends to become affiliated.

           (ii) Employee further agrees that during the Term and for a period of two years following the Term, regardless of the reasons for Employee's termination, he will not, directly or indirectly, hire, attempt to hire or encourage any employee of Employer to leave his or her employ with Employer or any subsidiary or affiliate of Employer.

      (c) Reasonableness. Employee further agrees that the provisions of this section 6 are reasonable and of vital importance to Employer and incorporate crucial policies and are a means of safeguarding Employer's valuable proprietary rights and interests. Accordingly, Employee agrees that Employer shall be



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entitled to injunctive relief, in addition to all other remedies permitted by law, to enforce the provisions of this section 6.


7.    Confidentiality.

Employee shall not (for his own benefit or the benefit of any person or entity other than Employer) use or disclose any of the trade secrets or other confidential information of Employer or its affiliates, including T3. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, "know-how, " inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, vendor lists, designs, plans, financial reserves, and other information related to Employer's current or future business activities to the extent not available to the public, and all information to which Employee has access during his employment with Employer which belongs or relates to a third party and which would constitute "trade secrets or other confidential information" if it belonged or related to Employer. After termination of this Agreement, Employee shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to Employee by a third party who is entitled to receive and disclose such information. Upon termination of this Agreement, or earlier at the request of the Chief Executive Officer of Employer, Employee shall return to Employer all documents, files, diskettes and other information storage media containing trade secrets or confidential information of Employer, and shall not retain any copies of those materials.


8.    Performance of Employee Obligations.

In the event that Employee breaches any of his obligations set forth in Sections 6 or 7 of this Agreement, Employer shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating those obligations or to compel him to perform those obligations, in addition to any other rights Employer may have against Employee.


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9. Representations and Warranties of Employee.

Employee represents and warrants that he has been advised by Employer to consult an attorney in connection with the execution of this Agreement and that Employee has done so. Employee further represents and warrants that:

      (a) General. Employee is able to enter this Agreement and that such ability is not limited or restricted by any agreements or understandings between him and other persons or organizations.

      (b) Investment Purpose. Employee is acquiring the Stock Consideration for investment, and not with a view to the sale or other distribution thereof within the meaning of the Securities Act of 1933, as amended ("Securities Act"). Employee has no present intention of selling or otherwise disposing of all or any portion of the Stock Consideration.

      (c) Securities Representations. Employee (i) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of ownership of Employer's Common Stock, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (c) can bear the economic risk of ownership of Employer's Common Stock and a complete loss of the value of the Common Stock to be received pursuant to this Agreement. Employee has had an adequate opportunity to ask questions and receive answers from the officers of Employer concerning the business, operations and financial condition of Employer. Employee does not have any contract, undertaking, agreement, written or oral, with any other person to transfer or grant participations in the Common Stock to be acquired by Employee hereunder.


10.   Restrictions on Transfer.

      The Common Stock received by Employee pursuant to this Agreement may not be sold, assigned, pledged, hypothecated or transferred, or any interest therein conveyed to any other person, except in accordance with the registration provisions of the federal and state securities laws or applicable exemptions therefrom. Employer shall use its reasonable efforts to make on a timely basis all periodic filings required under the Securities


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Exchange Act of 1934 in order to facilitate, when permissible, sales of the
Common Stock received by the Employee pursuant to this Agreement.

11.   Piggyback Registration Rights.

      (a) At any time within two (2) years of the date of execution of this Agreement, in the event that Employer registers (including for this purpose a registration effected by Employer for persons other than Employee) any shares of its Common Stock under the Securities Act for sale within such two-year period (other than registration of Common Stock for issuance or sale in connection with (A) employee or non-employee director compensation or benefit programs, (B) an exchange offer or an offering of securities solely to the existing shareholders or employees of Employer, or (C) an acquisition, merger or other business combination using a registration statement on Form S-4 or any successor or other appropriate form), Employer shall give prompt written notice (which, in any event, shall be given no less than 10 days prior to the filing of a registration statement with respect to such offering) to Employee of Employer's intention to do so and, upon the written request of Employee sent within 10 days after the effective date of any such notice, Employer shall use its reasonable best efforts to cause the Common Stock not otherwise saleable in accordance with Rule 144 under the Securities Act as to which Employer shall have so requested registration, to be registered under the Securities Act, all to the extent necessary to permit the sale in such offering of the Common Stock so registered on behalf of Employee in the same manner as Employer (or persons other than Employee, as the case may be) proposes to offer its shares of Common Stock.

      (b) Employer shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Common Stock requested by Employee to be included in the registration for such offering on the same terms and conditions as the shares of Common Stock of Employer included therein. Notwithstanding the foregoing, if the managing underwriter of underwriters of such offering deliver an opinion to Employer that the total number of shares of Common Stock that Employer, and any other person, intend to include in such offering will in the good faith opinion of such managing underwriter or underwriters materially and adversely affect the success of such offering, then the number of shares of Common


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Stock to be offered for the account of Employee shall be reduced to the extent necessary to reduce the total number of shares of Common Stock to be included in such offering to the number of shares recommended by such managing underwriter.

      (c) Registration Expenses. All expenses incurred in connection with a registration, filing or qualification pursuant to Section 11(a) hereof, including, without limitation, registration, filing and qualification fees, printers' and accounting fees, and the fees and disbursements of counsel for Employer, shall be borne and paid by Employer, with the exception of fees and disbursements of Employee's counsel, which shall be borne by Employee. In addition, Employee shall bear and pay all underwriting discounts and selling commissions attributable to sales of the Common Stock as to which Employee has requested registration.


12.   Miscellaneous.

      (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be properly delivered when sent by first class registered or certified mail, postage prepaid and return receipt requested, or delivered in person, addressed as follows:

                If to Employer:     ITC Learning Corporation
                                    13515 Dulles Technology Drive
                                    Herndon, Virginia 20171
                                    Attn: Christopher E. Mack

                If to Employee:     Philip L. Camillo
                                    3401 Tuscany S.E.
                                    Grand Rapids, Michigan  49546
                                    with copy to:
                                    Randy Kolar, Esq.
                                    Rhoades, McKee, Boer,
                                      Goodrich & Titta
                                    161 Ottawa Avenue N.W.
                                    Grand Rapids, Michigan 49503

      (b) Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.



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      (c) Severability. This Agreement shall be construed according to its fair meaning and not strictly for or against either party. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining parts, terms and provisions shall remain in full force and effect.

      (d) Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard to its conflict of laws provisions. Employee hereby irrevocably consents to, and waives any objection to the exercise of, personal jurisdiction by the state and federal courts located in Maryland with respect to any action or proceeding arising out of this Agreement.

      (e) Assignment. This Agreement is not assignable by either party without the written consent of the other; provided, however, that the provisions of this Agreement shall be assignable to and shall inure to the benefit of and be binding upon any affiliate or successor of Employer, whether by merger, consolidation, or transfer of all or substantially all of its assets or otherwise.

      (f) Complete Agreement; Amendment. This Agreement supersedes any and all prior discussions and understandings, whether written or oral, and represents the complete agreement between the parties. This Agreement may not be amended, modified or supplemented except by a written document signed by both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.



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                                    ITC LEARNING CORPORATION


                                    By: /s/Christopher E. Mack
                                       ------------------------
                                       Christopher E. Mack
                                       Chief Financial Officer



                                    PHILIP L. CAMILLO



                                    By: /s/Philip L. Camillo
                                        --------------------